Ophthalmic Imaging Systems to Merge with MediVision in Stock Conversion Transaction

MediVision Shares to be converted to OIS Stock; Merger Enhances Product Pipeline, Research and Marketing for OIS

SACRAMENTO, Calif.--(BUSINESS WIRE)--Ophthalmic Imaging Systems, a leading digital imaging company (OIS) (OTCBB:OISI - News), announced today it has signed a definitive merger agreement with MediVision Medical Imaging Ltd. (MediVision) (EURO.NM: MEDV), an Israeli corporation and the majority shareholder of OIS, under which MediVision will become a subsidiary of OIS in a stock transaction.

At the effective time of the merger each MediVision ordinary share will be converted into 1.66 shares of OIS common stock, for a total of approximately 11.3 million shares of OIS common stock (“OIS Shares”). OIS Shares will be listed for trade on the OTC Bulletin Board under the ticker symbol ‘OISI’.

This ratio takes in account the approximately 9.4 million OIS shares held by MediVision, and an addition of approximately 1.9 million OIS shares for MediVision’s other assets and liabilities, including:

- MediVision’s product pipeline;

- MediVision’s research and development capabilities;

- MediVision’s sales and distribution capabilities;

- MediVision’s German-based subsidiary; and

- MediVision’s debt of approximately $2.85 million

As a result of the forgoing the existing OIS shareholders will experience approximately 10% net dilution taking into account MediVision’s current outstanding share capital.

In addition, outstanding options and warrants to purchase MediVision shares shall also be converted into options or warrants in the same exchange ratio, as the case may be, to purchase shares of OIS common stock. The Merger agreement also includes additional provisions as detailed in the form 8-K filed with Securities and Exchange Commission.

“I believe that this transaction will be advantageous for both companies’ customers while enhancing value for all shareholders,” said Yigal Berman, Chairman of OIS. “The merger with MediVision will strengthen OIS’ operational capabilities and product offerings, while enhancing its capacity to continue to grow to serve the needs of both companies’ existing customers.”

OIS will remain based in Sacramento, California, with approximately 100 total staff, including its affiliate companies, and will also have offices in Israel and Germany. OIS will benefit from improved operating efficiencies, including improved control of its research & development and international marketing capabilities, which are currently handled on a contractual basis by MediVision. The addition of MediVision’s product pipeline is expected to help increase OIS’ footprint in the market, while the transfer of its strategic relationship with Agfa Gevaert N.V. will deepen OIS’ Picture Archiving and Communications Systems “PACS” capabilities in the ophthalmology arena. In addition, MediVision’s German-based subsidiary provides a significant share of the German market.

Gil Allon and Ariel Shenhar will continue as Chief Executive Officer and Chief Financial Officer of OIS, respectively. Noam Allon will retain his position and title as President and Chief Executive Officer of MediVision and will assume the position of Chief Technology Officer of OIS.

The merger, which was unanimously approved by both companies’ Boards of Directors, OIS’ special independent committee and MediVision’s audit committee, is expected to close by the end of the third quarter of 2008, is subject to approval by OIS and MediVision shareholders, regulatory approvals and customary closing conditions.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

About MediVision

MediVision specializes in digital imaging devices for medical ophthalmic applications with an emphasis on diagnostics related to the eye retina. MediVision’s products are designed to provide digital upgrades for a range of ophthalmic imaging systems, thus significantly enhancing imaging capability and providing its users with advanced diagnostic tools. The company has significant market share and is a market leader in the ophthalmic digital imaging field.

At the date of signing, the company owns 56% interest in Ophthalmic Imaging Systems based in Sacramento, California, USA and 63% interest in CCS Pawlowski GMBH based in Jena, Germany.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Ophthalmic Imaging Systems

Gil Allon, CEO / Ariel Shenhar, CFO, 916-646-2020

or

Investor Relations:

KCSA Worldwide

Todd Fromer, 212-896-1215

Garth Russell, 212-896-1250